Filed pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated March 28, 2023 to Prospectus dated February 21, 2023

Registration No. 333-269881

VIRGINIA ELECTRIC AND POWER COMPANY

FINAL TERM SHEET

March 28, 2023

	2023 Series A 5.00% Senior Notes due 2033	2023 Series B 5.45% Senior Notes due 2053
Principal Amount:	$750,000,000	$750,000,000
Expected Ratings* (Moody’s/S&P/Fitch):	A2 (stable outlook) / BBB+ (stable outlook) / A (stable outlook)	A2 (stable outlook) / BBB+ (stable outlook) / A (stable outlook)
Trade Date:	March 28, 2023	March 28, 2023
Settlement Date (T+2):	March 30, 2023	March 30, 2023
Final Maturity Date:	April 1, 2033	April 1, 2053
Interest Payment Dates:	April 1 and October 1	April 1 and October 1
First Interest Payment Date:	October 1, 2023	October 1, 2023
Optional Redemption:	Make Whole Call at T+25 bps prior to January 1, 2033; Par Call on or after January 1, 2033	Make Whole Call at T+30 bps prior to October 1, 2052; Par Call on or after October 1, 2052
Benchmark Treasury:	3.500% due February 15, 2033	4.000% due November 15, 2052
Benchmark Treasury Yield:	3.536%	3.746%
Spread to Benchmark Treasury:	+150 bps	+175 bps
Reoffer Yield:	5.036%	5.496%
Coupon:	5.00%	5.45%
Price to Public:	99.720% of the principal amount	99.327% of the principal amount
Proceeds to the Company Before Expenses:	99.070% of the principal amount	98.452% of the principal amount
CUSIP/ISIN:	927804 GK4/US927804GK44	927804 GL2/US927804GL27
Joint Book-Running Managers:	Barclays Capital Inc., Mizuho Securities USA LLC, MUFG Securities Americas Inc., Scotia Capital (USA) Inc., SMBC Nikko Securities America, Inc., TD Securities (USA) LLC, BMO Capital Markets Corp., CIBC World Markets Corp., Deutsche Bank Securities Inc., Regions Securities LLC and Truist Securities, Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC, including the preliminary prospectus supplement dated March 28, 2023, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling:

Barclays Capital Inc.	1-888-603-5847 (toll-free)
Mizuho Securities USA LLC	1-866-271-7403 (toll-free)
MUFG Securities Americas Inc.	1-877-649-6848 (toll-free)
Scotia Capital (USA) Inc.	1-800-372-3930 (toll-free)
SMBC Nikko Securities America, Inc.	1-888-868-6856 (toll-free)
TD Securities (USA) LLC	1-855-495-9846 (toll-free)
BMO Capital Markets Corp.	1-866-864-7760 (toll-free)
CIBC World Markets Corp.	1-800-282-0822 (toll-free)
Deutsche Bank Securities Inc.	1-800-503-4611 (toll-free)
Regions Securities LLC	1-800-734-4667 (toll-free)
Truist Securities, Inc.	1-800-685-4786 (toll-free)

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.